Exhibit 10.1

CONSULTING AGREEMENT, RESTRICTIVE COVENANTS, AND RELEASES

This CONSULTING AGREEMENT, RESTRICTIVE COVENANTS, AND RELEASES (“Agreement”) is entered into by and between MAINSOURCE FINANCIAL GROUP, INC., a bank holding company incorporated under the laws of the State of Indiana (the “Company”), and JEFFREY C. SMITH (“Smith”), a resident of the State of Indiana.

Recitals

A.            Smith is an at-will employee of the Company in an executive capacity and currently holds the office of Chief Operating Officer (“COO”).

B.            Smith also holds the following positions with the Company and its affiliates and subsidiaries:  Managing Director of MainSource Insurance, LLC; Managing Director of MainSource Title, LLC.

C.            The Company is prohibited from making  a “golden parachute payment,” as that term is defined in Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and applicable regulations and/or guidance previously or hereafter issued, to Smith upon the termination of his employment with the Company pursuant to the Company’s participation and acceptance of the terms and conditions of the U.S. Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (“CPP Rules”).  Smith has duly acknowledged said prohibition pursuant to (1) a waiver executed by Smith on January 16, 2009 (“Waiver”) and (ii) a Senior Officer Letter Agreement between Smith and the Company dated January 13, 2009 (“SEO Agreement”).

D.            Smith intends to resign his employment with the Company as of the date and on the terms and conditions set forth below (“Separation”).

E.             Smith and the Company desire to fix their mutual rights and obligations upon the Separation, including the termination of Smith’s responsibilities to the Company.

F.             The parties further desire to avoid the cost and controversy of any litigation relating to Smith’s employment and, further, to resolve any and all past, present, and future disputes the parties may have relating to Smith’s employment with the Company to the fullest extent permitted by law.

G.            The Company desires for Smith to assist in the transition of his duties, and Smith desires to assist in such transition after the Separation on the terms and conditions set forth herein below.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, which recitals are incorporated herein by reference as if fully recited herein, as well as the promises, covenants, and agreements herein below, the Company and Smith agree as follows:

1.             Separation from Employment and Resignation of Offices Held.  The Company and Smith agree that Smith shall resign from employment and from his office as COO effective

January 3, 2011 (“Separation Date”).  Until the Separation Date, Smith shall perform all duties as COO or such duties as the Company otherwise directs.  Smith’s compensation and benefits as COO shall continue to be paid in the ordinary and customary course through the Separation Date.    Smith shall resign as an officer and/or director of the Company and any of its related affiliates effective as of the Separation Date.  After the Separation Date, Smith shall not hold himself out as an employee, officer, director, agent, or any other company representative and he shall take no action which could be construed as an action taken on behalf of the Company and/or with the Company’s authority.   As of the Separation Date, Smith acknowledges and agrees that he has been paid or will be paid all compensation lawfully due to him for his employment at the Company through the Separation Date, including 85.05 hours of accrued paid time off at a rate of $91.83 per hour ($7,810.14), less any applicable taxes and withholding.

2.             Consulting Services.  After the Separation Date and through June 30, 2011 (“Consulting Term”), the Company and Smith agree that the Company shall retain Smith’s services as a paid consultant to perform such consulting and advisory services (“Services”) as the Company directs from time to time.  Smith shall perform his duties diligently and to the best of his abilities.  Nothing under this Agreement shall require Smith to devote a specific amount of time to the Services, but rather Smith shall complete the Services requested in a timely basis.  It is contemplated that Smith may provide periodic reports to the Company’s President as to matters which are the subject of the Services. Notwithstanding the foregoing, Smith shall not be precluded from engaging in other business pursuits during the Consulting Term consistent with Paragraph 13 below.  Smith shall be solely responsible for any expenses incurred in providing the Services unless approved in advance by the Company.

3.             Compensation.  In consideration for (i) Smith’s availability to render the Services, (ii) the Services to be rendered by Smith during the Consulting Term, and (iii) the other provisions of this Agreement, the Company shall compensate Smith as follows (collectively, the “Compensation”):

(a)           During the Consulting Term, the Company shall pay Smith bi-weekly payments at a rate equal to his gross bi-weekly salary (before any withholdings or deductions) on the Separation Date.

(b)           During the Consulting Term, the Company shall pay on Smith’s behalf and directly to its insurer the employer monthly premium contributions toward the cost of health insurance benefits for Smith and his dependents at the coverage levels in effect as of the Separation Date, provided that Smith timely elects to continue such coverage under COBRA; and provided, further, that if Smith obtains employment with comparable health coverage, then the Company’s obligation to pay the employer premium contributions shall cease on the date Smith becomes covered by another group health plan.   The dollar amount of the employer premium contribution paid by the Company shall be equal to the amount of the employer premium contribution on the date of payment for the level of coverage Smith elected during the calendar year ended December 31, 2010, as well as any required COBRA  administrative fee, and Smith shall be obligated to pay any remaining premium in a timely manner pursuant to the Plan’s COBRA payment procedures.  Such payments by the Company to the insurer shall be nontaxable to Smith.  The Company’s obligation to provide any premium contributions shall cease if Smith fails to pay his share of the applicable COBRA premium in a timely manner. Notwithstanding the foregoing, if at any time during the Consulting Term changes in federal law would characterize the Company’s premium payment on Smith’s behalf to be discriminatory under Section 2716 of the Public Health Service Act (as added by the Patient Protection and Affordable Care Act), thereby subjecting the Company to tax penalties, the Company’s obligation to pay the employer monthly premium contribution directly to the insurer as described in this Section 2(b) shall cease, and Smith shall be entitled to the dollar value of such contributions and administrative fee for any period remaining in the Consulting Term.  Such payments shall be taxable to Smith, and Smith shall be responsible for any taxes associated with such payments.

(c)           Within thirty (30) days of the effective date of this Agreement, the Company shall assign to Smith title, free and clear, to the company automobile currently assigned to Smith.  The fair market value of the automobile shall be taxable income to Smith, and Smith shall be responsible for and pay all applicable taxes, fees and other expenses relating to such transfer.

(d)           Within thirty (30) days of the effective date of this Agreement, the Company and Smith shall take action to amend Smith’s existing option agreements to provide (i) for the continued vesting of any currently unvested stock options to which Smith may be entitled, effective on the date such options would have vested in accordance with the agreements had Smith remained an employee of the Company, and (ii) for the extension of the period of time during which Smith may exercise the options to the expiration of the option term stated in the option agreements; provided, however, that such options may convert from incentive stock options to non-qualified stock options, taxable at ordinary income tax rates at the time of exercise.

(e)           The Company shall reimburse Smith for the costs of transition-related services obtained by Smith during the Consulting Term, up to a maximum of $2,500.00.  Such reimbursement shall be made in accordance with the Company’s policies regarding expense reimbursement and in no event shall occur later than the last day of the third year following Smith’s separation from service, as determined under Section 409A of the Internal Revenue Code of 1986.

(f)            The Company shall reimburse Smith for sales commissions paid by Smith as a result of the sale of his primary residence located in Greensburg, Indiana, during the Consulting Term up to a maximum of six percent (6%) of the sales price of the residence.  If the sales price exceeds $270,000.00, Smith shall pay the Company the difference between the actual sales price of the residence and $270,000.00.  Alternatively, following the Consulting Term, at Smith’s request, the Company shall purchase Smith’s primary residence located in Greensburg, Indiana, from Smith, for $270,000.00; provided, however, that the Company’s obligation to purchase Smith’s residence is contingent upon Smith having listed the residence for sale with a realtor and at a market price for a minimum of one hundred twenty (120) days as of June 30, 2011.

Smith shall be responsible for all taxes resulting from the foregoing payments and benefits, as such are reported by the Company on IRS form 1099.

4.             Responsibilities as Consultant.  As a consultant, Smith shall refer to and utilize whatever resources and materials he deems necessary and shall take whatever steps he deems best to provide the Services from time to time for the Company.  Smith shall determine, in his sole discretion, what information and recommendations to bring to the Company consistent with his role as professional consultant and advisor in the area of his expertise.

5.             Independent Contractor Status.  When performing the Services, Smith shall act as an independent contractor and nothing in this Agreement shall create the relationship of partners or employer and employee between the parties hereto after the Separation Date.  The Company is interested only in the results obtained and the Services and deliverables to be provided under this Agreement.  Smith shall retain control of the manner and means by which he perform his duties hereunder, including the determination of the time, energy, and skill devoted to the Services.

6.             Indemnification.

(a)           Smith agrees to indemnify and hold the Company harmless from or against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, or expenses suffered, sustained, incurred or required to be paid by the Company arising out of or in connection with Smith’s actions as a consultant during the Consulting Term.  Smith also understands and agrees that he shall be responsible for, and indemnify and hold the Company harmless from, the payment of any and all taxes due, if any, for the Compensation paid under this Agreement, provided, however, that Smith shall not be responsible for taxes, penalties or interest payable by the Company in the event the Internal Revenue Service determines that the Company has mischaracterized Smith as an independent contractor and that Smith’s services shall be re-characterized as a common law employee.

(b)           The Company agrees to indemnify and hold Smith harmless from or against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, or expenses suffered, sustained, incurred or required to be paid by Smith arising out of or in connection with the Company’s actions during the Consulting Term.

7.             No Corporate Authority.  After the Separation Date, Smith understands and agrees that he shall not hold himself out as having any corporate authority to act on behalf of or to bind the Company.  Smith also agrees that he shall take no action or create any impression, whether actual or implied, that he has authority to act on the Company’s behalf or which shall in any way bind the Company during the Consulting Term.  Smith shall refer any communication from any person or entity regarding the Company’s business to the designated Company employee or, if no designation is made, to the Company’s President.

8.             Releases and Covenant Not to Sue.  Each of the parties hereby agrees as follows:

(a)           In consideration for the Company entering into this Agreement and for the payment of the Compensation to him hereunder, Smith agrees to hereby forever release and discharge, and covenants not to sue or make any claim against, the Company, each of the present, former and future parent companies, subsidiaries, affiliates, predecessors, successors, assigns of the Company, and each of the present, former or future shareholders, owners, directors, officers, partners, employees, agents and representatives of the Company, and each of its parent companies, subsidiaries, affiliates, predecessors, successors, and assigns (collectively, the “Released Parties”), in their representative as well as their individual capacities, from any and all claims, demands, damages, liabilities, obligations, costs, expenses, actions, and causes of action of any kind or nature, whether known or unknown, matured or unmatured or otherwise (including, but not limited to, any claims for attorneys fees) that could have been filed, brought or asserted by Smith prior to the Effective Date of this Agreement against any of the Released Parties.  The foregoing release of claims, discharge and covenant not to sue includes, but is not limited to, the following: (a) any and all claims of age discrimination under the ADEA (including, but not limited to, the Older Workers Benefit Protection Act), (b) any and all claims under any state statutory or decisional law pertaining to termination of employment, wrongful discharge, wage and hour, discrimination, retaliation, infliction of emotional distress, breach of contract, breach of public policy, misrepresentation or defamation, (c) any and all claims under the Indiana Civil Rights Act, the Indiana Wage Payment Statute, the Indiana Wage Claims Statute, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Americans With Disabilities Act and any other federal, state or local statute, law, rule, regulation, ordinance, common law or other legal requirement, (d) any and all claims that Smith has or may have relating to his employment by the Company and any and all matters, transactions and things occurring prior to the Effective Date, and (e) any and all other tort or contract claims and other theories of recovery (collectively, the “Releases”).  The foregoing Releases of claims, discharge and covenants not to sue by Smith do not apply to Smith’s right to enforce this Agreement against the Company.  The parties expressly understand and agree that the Releases contained in this Agreement are to be construed as broadly as all applicable laws allow.

Smith has been advised by the Company that this Agreement does not prohibit Smith from filing an administrative charge against the Company with the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with the Company; provided, however, Smith waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge.  Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Smith’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Smith signs this Agreement, Smith hereby waives any rights to, and will not accept, any remedy whatsoever obtained through the efforts of such agency or person.

(b)           In consideration of Smith’s performance of this Agreement and of the mutual covenants and undertakings provided herein, the Company releases and discharges Smith, his agents and attorneys from all liability and claims arising out of Smith’s employment with the Company and Smith’s separation therefrom, and all other aspects of the Company’s relationship with Smith, with the exception of any claims arising as a result of Smith’s intentional or willful misconduct, gross negligence, or criminal activity in the course of his employment with the Company.

9.             Consideration and Revocation Periods.  Smith is advised to seek legal advice from an attorney of his own choosing before signing this Agreement. Smith acknowledges that he has twenty-one (21) days to consider the Releases contained in Paragraph 8 of this Agreement and can take as much or as little of the twenty-one (21) day period to do so.  Smith also acknowledges that he has seven (7) calendar days from the date he signs this Agreement to revoke the Releases (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until after the Revocation Period expires.  Smith expressly understands that no Compensation shall be paid if he timely revokes this Agreement.  This Agreement shall become effective on the day following the expiration of the Revocation Period (the “Effective Date”).  If Smith chooses to revoke this Agreement, then he must do so in writing and by hand-delivering the revocation letter by close of business on the last day of the revocation period to:

Linda J. Cooley

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, Indiana 46204

10.           Acknowledgement by Smith.  Smith represents and certifies that he has carefully read and fully understands all the provisions of this Agreement, including the Releases, has had ample and adequate opportunity to thoroughly discuss all aspects of the Releases with legal counsel of his choosing, and is voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.  Smith acknowledges and agrees that he has not been represented by or advised in any respect by the Company’s legal counsel concerning this Agreement.  Further, Smith understands and agrees that this Agreement shall have no force or effect unless signed by him and not revoked prior to the expiration of the Revocation Period.

11.           Release Interpretation.  Smith understands and agrees that the Releases shall in all respects be interpreted, enforced and governed under the laws of the State of Indiana without respect to Indiana’s conflict of law rules.  Any action to enforce the provisions of the Releases shall be filed in a court of competent jurisdiction in the State of Indiana.

12.           No Admission of Liability.  Smith acknowledges and agrees that the Releases are executed in conjunction with, and as a material inducement for the Company to enter into this Agreement.  Neither the Releases nor the existence of this Agreement constitutes an admission of or is to be used as evidence of any liability, violation or wrongdoing of any kind or nature whatsoever on the part of either party hereto.

13.           Restrictive Covenants.  Smith understands and agrees that a further material inducement for the Company to enter into this Agreement includes Smith’s agreement to abide by certain restrictive covenants set forth below.  The Company’s obligations owed to Smith are expressly conditioned upon his compliance with these restrictive covenants.  In consideration of the provisions of this Agreement, Smith agrees to the following:

(a)           Non-competition:  During the Consulting Term and for a period of eighteen (18) months thereafter, Smith shall not, directly or indirectly, engage in, control, advise, manage, serve as a director, officer or employee of, or act as a consultant to, any entity, company, organization, or association that is engaged in providing financial and related services as the Company provided during the term of Smith’s employment with the Company (collectively “Financial Services”), in competition with the Company or any of its affiliates within a twenty-five (25) mile radius of any location where the Company and any of its affiliates presently conduct its business and/or provides Financial Services.  Smith acknowledges and agrees that the Company’s business and the offering of its Financial Services currently extend throughout Illinois, Indiana, Kentucky and Ohio. It is the parties’ intent to make this non-competition restrictive covenant as broad as the law allows.  This non-competition restrictive covenant shall not prohibit Smith from owning less than one percent (1%) of the publicly traded securities of any corporation or other entity engaged in Financial Services.

(b)           Non-solicitation:   During the Consulting Term and for a period of eighteen (18) months thereafter, Smith shall not directly or indirectly:

(i)            solicit, divert or attempt to solicit or divert any “past customers”, “present customers who exist as the Company customers on Smith’s last day of employment with the Company,” or “prospective customers” of the Company or any of its affiliates, as those terms are defined below, for the purpose of competing with the Company or any of its affiliates in the Company’s business or Financial Services; or

(ii)           employ, solicit for employment or encourage to leave his or her employment, any person who was, during the one-year period prior to such employment, solicitation or encouragement, or is, an officer or employee of the Company or any of its affiliates.

For purposes of this Paragraph 13, the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venture, employer, salesman, agent, employee, officer, director, lender or consultant thereof, to or for, or owner of any interest in, any person or entity.  In addition, the term “past customers” means any customer who was a customer at any time during Smith’ last year of employment with the Company, but who was not still a customer at the time of Smith’s departure as a Company employee.  The term “prospective customer” means persons or entities to which the Company made specific and direct overtures during the last year of Smith’s employment with the Company.

(c)           Tolling of Restrictive Periods:  The running of the eighteen (18) month restrictive covenants set forth above in Subparagraphs 13(b) and 13(c) shall be tolled during any period of time which a court of competent jurisdiction finds that Smith violated such restrictive periods, the intent of the parties being to provide the

Company with a full eighteen (18) month period of non-competition and non-solicitation as defined herein above.

(d)                                 Scope:  To the extent the restrictive covenants and related obligations set forth above in Paragraph 13 exceed or increase the scope of any restrictive covenants and related obligations to which Smith is already bound under any agreement or policy, the terms of this Agreement shall control.

(e)                                  Trade Secrets:  During the term of Smith’s prior employment with the Company, during the term of this Agreement, and thereafter, Smith shall not divulge or furnish any trade secrets (as defined in IND. CODE § 24-2-3-2) of the Company or any of its affiliates or any confidential information acquired by him while previously employed by or acting as consultant to the Company or any of its affiliates concerning the policies, plans, procedures or customers of the Company to any person, firm or corporation, other than the Company or any of its affiliates or upon its written request, or use any such trade secret or confidential information directly or indirectly for Smith’s own benefit or for the benefit of any person, firm or corporation other than the Company or any of its affiliates, since such trade secrets and confidential information are confidential and shall at all times remain the property of the Company or any of its affiliates.

(f)                                    Company Breach:  The Company’s breach of any provision of this Agreement shall not serve as a release from or as an excuse for Smith not to fully perform the restrictive covenants set forth in Paragraph 13 of this Agreement.

(g)                                 Blue Pencil:  To the extent a court of competent jurisdiction determines any part of the foregoing restrictive covenants is not enforceable, Smith and the Company agree that the Court may apply the “blue pencil” doctrine to reformat the restrictive covenants to comply with the law.

14.           Return of Company Property.   Smith covenants and agrees that he has returned, or as of the Effective Date of this Agreement shall return, to the Company any Confidential Information that is still in Smith’s possession or control, or the location of which Smith knows (including, but not limited to, any Confidential Information contained on Smith’s business, personal or home computer or personal digital assistant (PDA)), and that Smith shall return to the Company all equipment, computers, credit cards, keys, access cards, passwords and other property of the Company  that are still in the Smith’s possession or control, or the location of which Smith knows, and shall cease using any of the foregoing.  The term “Confidential Information” includes:

(a)                                  any and all materials, records, data, documents, lists and information (whether in writing, printed, verbal, electronic, computerized, on disk, CD, DVD or otherwise) (i) relating or referring in any manner to the Company’s business, operations, affairs, financial condition, results of operation, assets, liabilities, revenues, income, profits, estimates, projections, budgets, policies, strategies, techniques, methods, products, pricing, relationships and/or customers of the Company that are confidential, proprietary or not otherwise publicly available (other than through a breach of this Agreement by Smith or any other impermissible disclosure), or (ii) that the Company has deemed confidential, proprietary or nonpublic;

(b)           any and all non-public customer account information;

(c)           any and all trade secrets of the Company; and

(d)                                 any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items identified above, whether or not prepared or made by Smith.

15.           Non-Assignability.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, representatives, successors, and assigns of the Company and Smith; provided, however, that Smith may not assign this Agreement without the express written consent of the Company, but the Company may assign this Agreement without Smith’s prior written consent.

16.           No Corporate Compliance Issues.  Smith affirms that he is unaware of any undisclosed or unresolved corporate compliance issues arising under any federal, state, or local law or regulation.  Smith further affirms that he has not and will not alter, amend, destroy, remove, and/or improperly limit access by the Company to any of the Company’s property including, but not limited, to the Company’s records, databases, documents, and/or electronically-stored data.

17.           Governing Law and Forum Selection.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Indiana without giving effect to the conflicts or choice of law provisions thereof.  Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be brought against any of the parties in the state or federal courts (Southern District of the State of Indiana, Indianapolis Division) of Indiana.

18.           Attorney’s Fees.  If there is a breach of this Agreement by a party, the breaching party shall reimburse the non-breaching (or prevailing) party for its litigation costs and expenses (including, but not limited to, reasonable attorney’s fees) incurred in enforcing the terms of this Agreement, as permitted by law.

19.           Breach of Agreement.   In the event that Smith breaches any of the provisions of this Agreement (“Consultant Breach”), Smith shall immediately return to the Company all of the Compensation received under Paragraph 3 of this Agreement to the maximum extent permitted by law, except that Smith shall be entitled to retain the sum of $1,000.00 as legal and sufficient consideration to support the Releases provided for in Paragraph 8 above.  Further, in the event of a Consultant Breach, the Company’s obligations with respect to the payments set forth in Paragraph 3 of this Agreement shall be deemed fully and finally discharged and will be of no further force or effect.  The death or disability of Smith shall not be deemed an automatic breach of this Agreement.  A breach of this Agreement by the Company does not excuse Smith from fully performing all of his obligations hereunder.

20.           Benefits.  Smith understands and agrees that as independent contractor, he is not entitled to any benefits available to Company employees.

21.           Smith’s Death or Disability.  In case of Smith’s disability or death:

(a)                                  Disability: Should Smith become partially or totally disabled, it is the Company’s intent to continue this Agreement in full force and effect, with the obligations of the parties stated therein continuing for the balance of the Consulting Term; or

(b)                                 Death: Should Smith die during the Consulting Term, then the Company shall pay within three (3) months of his death the remaining Compensation described in Paragraph 3, if any is due, to Smith’s estate.

22.           Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

23.           Waiver and CPP Compliance/Recovery. Notwithstanding anything to the contrary in this Agreement or in any other agreement, plan, program or arrangement of the Company, Smith agrees that he shall not be entitled to receive any payments from the Company that would conflict with the terms of the Waiver or the SEO Agreement or would otherwise violate the CPP Rules or any other compensation rules applicable to the Company (collectively, the “Restrictions”). In the event of a determination by the Company’s primary federal banking regulator, the U.S. Department of the Treasury (“Treasury”), the U.S. Internal Revenue Service or any other applicable federal government agency or body (each a “Government Agency”) that any payments made or to be made to Smith would conflict with or violate the Restrictions, the Company agrees to provide notice of such determination to Smith within two (2) business days of the determination and to take reasonable steps to promptly request approval from the applicable Government Agency to make such payments to Smith under this Agreement in accordance with the Restrictions and/or to seek a waiver from Treasury that would permit the payments under this Agreement to be made to Smith if the determination is that the payment violates the Restrictions. Smith also agrees that, in the event that the Company is obligated to pay, or has previously paid, any amount to Smith that is determined by any applicable Government Agency to violate the terms of the Restrictions or as to which Treasury has not provided a waiver in response to the Company’s request, then (i) in the case of any unpaid obligation, the Company shall cease to have an obligation to pay such amounts to Smith and (ii) in the case of previously paid amounts, to the extent required by the applicable Government Agency, Smith shall be required to repay the gross amount of any such compensation to the Company within ten (10) business days of receiving written demand from the Company, or such shorter time period as may be required by such Government Agency or under the Restrictions.

24.           Entire Agreement.  This instrument constitutes the entire agreement of the parties hereto with respect to the consulting services to be rendered by Smith to the Company, and supersedes all prior agreements and understandings, written or oral, among them with respect to the subject matter hereof.  This Agreement may be modified, only by a written instrument signed by the parties.  This Agreement shall not amend or affect any written employee benefit plan of the Company, and Smith’s benefits, if any, under such plans shall be governed by the terms of each plan in which Smith is or was a participant.  No failure or delay by the Company in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other right or further exercise of any other right or remedy. The recitals and any defined terms therein are incorporated into and made a part of this Agreement.

25.           Non-disparagement.  Smith shall not publicly disparage or make or publish any negative statements or comments about any of the Released Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

JEFFREY C. SMITH	MAINSOURCE FINANCIAL GROUP, INC.

/s/ Jeffrey C. Smith	By:	/s/ Archie M. Brown, Jr.
Jeffrey C. Smith	Printed:	Archie M. Brown, Jr.
	Its:	President and CEO